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                                                        Exhibit 10(c)

                           THE J. M. SMUCKER COMPANY

                             1987 STOCK OPTION PLAN
                                  (as amended)


     1. The total number of shares which may be issued and sold under options granted pursuant to this Stock Option Plan shall not exceed 1,600,000 of the Company's Class A Common Shares and 1,600,000 of the Company's Class B Common Shares, except to the extent of adjustments authorized by the last sentence of Paragraph 5 of this Stock Option Plan. Such shares may be treasury shares or shares of original issue or a combination of the foregoing.

     2. The Board of Directors of the Company may, from time to time and upon such terms and conditions as it may determine, authorize the granting to officers (including officers who are members of the Board of Directors) and to other key employees of the Company or any of its subsidiaries of options to buy from the Company Common Shares and may fix the number of shares to be covered by each such option. Successive options may be granted to the same person whether or not the option or options first granted to such person remain unexercised.

     3. Options granted under this Stock Option Plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time, (ii) options which are not intended so to qualify under the Internal Revenue Code, or (iii) combinations of the foregoing. No option shall run for more than ten years and one day from the date granted. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution. Options shall be exercisable during the optionee's lifetime only by him or her or, if the option is not intended to qualify as an "incentive stock option" by his or her guardian or legal representative.

     4. The option price shall not be less than the fair market value of the shares covered by the option at the time the option is granted. The option price shall be payable (a) in cash or by check acceptable to the Company, (b) at the discretion of the Board of Directors, by the transfer to the Company by the optionee of Common Shares owned by the optionee for at least six months and having a value at the time of exercise equal to the total option price, or (c) by a combination of such methods of payment.

     5. The Board of Directors may make or provide for such adjustments in the option price and in the number or kind of Common Shares or other securities covered by outstanding






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options as it in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, or (b) any merger, consolidation, separation, reorganization, partial or complete liquidation, or issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Specifically, but without limitation, where any transaction or event referred to herein would result in a change in the control of the Company, the Board of Directors, in its discretion, may provide in substitution for unexercised options then outstanding such alternative options or other consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all such unexercised options. The Board of Directors may also make or provide for such adjustments in the number or kind of Common Shares or other securities which may be sold under this Stock Option Plan as it in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in the preceding sentence.

     6. The form of each Stock Option Agreement shall be prescribed, and any Stock Option Agreement evidencing an outstanding option may with the concurrence of the affected optionee be amended, by the Board of Directors, provided that the terms and conditions of each such Stock Option Agreement and amendment are not inconsistent with this Stock Option Plan.

     7. The Board of Directors may, with the concurrence of the affected optionee, cancel any option granted under this Stock Option Plan. In the event of any such cancellation, the Board of Directors may authorize the granting of new options (which may or may not cover the same number of shares that had been the subject of any prior option) in such manner, at such option price and subject to the same terms, conditions, and discretions as, under this Stock Option Plan, would have been applicable had the cancelled options not been granted.

     8. This Stock Option Plan shall be administered by the Board of Directors which may from time to time delegate all or any part of its authority under this Stock Option Plan to a committee of the Board composed of not less than three directors. The members of the committee shall not be eligible, and shall not have been eligible for a period of at least one year prior to their appointment, to participate in this Stock Option Plan or in any other plan of the Company or any affiliate entitling the participants therein to acquire

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stock, stock options, or stock appreciation rights where such participation would cause that member not to be a "disinterested person" for purposes of Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect). To the extent of such delegation, references in this Stock Option Plan to the Board of Directors shall also refer to the committee. The majority of the committee shall constitute a quorum, and the action of a majority of the members of the committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee.

     9. This Stock Option Plan may be amended from time to time by the Board of Directors but without further approval by the shareholders of the Company no such amendment shall increase the aggregate number of Common Shares that may be issued and sold under this Stock Option Plan (except that adjustments authorized by the last sentence of Paragraph 5 shall not be limited by this provision) or change the designation in Paragraph 2 of the class of employees eligible to receive options or cause Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) to cease to be applicable to this Stock Option Plan.

     10. If the Company shall be required to withhold any federal, state, or local tax in connection the exercise of an option granted under this Stock Option Plan, it shall be a condition to such exercise that the optionee pay or make provision satisfactory to the Company for payment of all such taxes. The optionee may request that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares purchased upon exercise of such option. If such request is approved by the Board of Directors, the shares so retained shall be credited against such withholding requirement at the fair market value on the date of exercise. The optionee may also make similar arrangements with the Company with respect to the payment of taxes in excess of the withholding requirement.





Amended 08/28/91
Amended by Executive Compensation Committee 04/21/92
Amended by Executive Compensation Committee 04/15/94

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